Exhibit T3A-15

CERTIFICATE OF FORMATION OF

MCQUEENY GYPSUM COMPANY, LLC

1. The name of the limited liability company is McQueeny Gypsum Company, LLC.

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of McQueeny Gypsum Company, LLC this    5th            day of December, 2000.

By:	/S/ JEFFREY A. HENSON
Jeffrey A. Henson
Organizer